Exhibit 99.1

(Mark-IV) (IV) Mark IV Industries Announces Intention To
Offer $275 Million of Convertible Subordinated Notes

        AMHERST, New York--October 17, 1987--Mark IV Industries, Inc. (NYSE: IV) announced today it is offering in a private placement $275 million principal amount of Convertible Subordinated Notes due 2004. The Company will grant the initial purchaser an option to purchase an additional $41,250,000 of Notes solely to cover over-allotments. The interest rate, the price at which the Notes will be convertible into Common Stock and other terms of the Notes have not been finalized.

        Mark IV intends to use the net proceeds from the transaction to refinance its outstanding $258 million principal amount of 8-3/4% Senior Subordinated Notes due April 1, 2003 through repurchases or the redemption or defeasance or other retirement thereof, depending upon prevailing market conditions, prices for such securities and other relevant factors.

        The Notes are not being registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States or to any U.S. person absent registration under the Act or an applicable exemption from the registration requirements thereof.

        Mark IV Industries, Inc., is a $2.1 billion global manufacturing company headquartered in the Buffalo suburb of Amherst, New York, employing approximately 16,200 people worldwide. The company's core technologies include power transmission, fluid transfer and filtration systems and components for global industrial and automotive markets.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes. This announcement contains information about pending transactions and there can be no assurance that these transactions will be completed.

                  CONTACT:  Colleen Tibollo
                            716/889-4972